AMDL DIAGNOSTICS  INC. & GRIFOLS USA, LLC

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (the “Agreement”) is made and entered into effective as of September 20, 2009 (the “Effective Date”) by and between:

A.           AMDL Diagnostics, Inc. (“Company”), a company organized under the laws of Delaware, with its principal place of business at 2492 Walnut Avenue, Suite 100, Tustin, California  92780; and

B.           Grifols USA, LLC (“Grifols”) a Florida limited liability company with its principal place of business at 2410 Lillyvale Avenue, Los Angeles, California 90032.

Each may be referred to herein as a “Party” or, collectively, the “Parties.”

ARTICLE 1

DEFINITIONS

“Affiliate” shall mean any person, firm or corporation which, directly or indirectly, through one of more of its intermediaries, controls, is controlled by, or is under common control with, a party.  “Control” means the legal or beneficial ownership of 50% or more of the voting or equity interests or the power or right to direct the management and affairs of the business (including acting as the general partner of a limited partnership).

“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Company Products” are those IVD (in-vitro diagnostic) products identified on the list attached hereto as Exhibit A with respect to all of such IVD products’ intended uses as identified and registered with the United States Food and Drug Administration (FDA), and all improvements thereto.  Company is under no obligation to include new technologies or platforms developed after the effective date of this agreement.

“Company Products Territory” shall mean the clinical diagnostic laboratories, reference laboratories, research laboratories, and appropriate healthcare providers in the United States and Puerto Rico.

ARTICLE 2

DISTRIBUTORSHIP

2.1           Appointment of Distributor.  Company hereby appoints Grifols as the Company’s exclusive distributor for all Company Products in the Company Products Territory.  Subject to the terms and conditions set forth herein, Company grants to Grifols, and Grifols hereby accepts, a limited, non-transferable, exclusive right to use its best commercial efforts as Company’s distributor to promote, market and sell the Company Products in the Company Products Territory.  Company acknowledges that in certain instances Grifols may not take physical possession of the Company Products, but instead will direct Company to send the shipment of such Company Products, as applicable, directly to Grifols’ customers.

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2.2           Exclusivity.  This appointment covered by this agreement is exclusive.

2.3           Use of Trademarks.

                            2.3.1              Ownership.  Each Party recognizes the validity of the other Party’s trademarks and trade name registered in such Party’s name or in the name of such Party’s Affiliate (such Party’s “Trademarks”), and each Party acknowledges that it owns no interest in, and agrees not to infringe upon, harm or contest the rights of the other Party’s Trademarks.  Each Party will not take any action in derogation of the other Party’s rights to its Trademarks.

                            2.3.2              Use of Trademarks and Trade Names.  So long as this Agreement is in effect, neither Party shall have the right to use the other Party’s Trademarks or trade names in connection with its activities hereunder.  Grifols’ use of Company’s Trademarks shall be limited to Company Products and marketing material provided by Company and pre-approved sales and marketing material produced by Grifols.  Grifols shall not use any of Company’s Trademarks except in connection with its distribution of Company Products under the terms of this Agreement.

                             2.3.3              Termination.  Grifols agrees that upon termination of this Agreement for any reason it will discontinue the use of and destroy or return, as directed by Company, any samples and materials as well as advertising, or other materials bearing any of Company’s Trademarks.  Likewise, upon termination of this Agreement, Company shall discontinue the use of and destroy or return, as directed by Grifols, all printed material bearing any of Grifols’ Trademarks.

                              2.3.4              Packaging.  Grifols agrees that all packages containing Company Products shall prominently display the Company’s Trademarks and, if desired, the words “Distributed by Grifols USA, LLC.”  All packaging shall comply with the rules and regulations of the FDA and any other regulatory body having jurisdiction over such packaging.

2.4           No Competition.  As additional consideration for the exclusive license granted hereunder, during the term of this Agreement and for a period of two (2) years after the termination hereof, Grifols agrees not to manufacture, market, sell or distribute any cancer diagnostic tests or related products that are in direct competition with the Company Products’ intended uses as identified and registered with the FDA.

2.5           Quality Agreement.  The Parties agree that upon execution of this Agreement they will negotiate in good faith in an effort to execute a mutually agreeable Quality Agreement within sixty (60) days of the Effective Date to ensure compliance with all regulatory criteria and applicable laws, regulations and statutes.  In the event the Parties cannot agree upon such Quality Agreement, and such Quality Agreement is not executed within the aforementioned sixty (60) day period, this Agreement shall terminate unless the parties agree in writing to extend such negotiation period.

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ARTICLE 3

PRODUCT SUPPLY; MINIMUM PURCHASE REQUIREMENTS

3.1           Agreement to Supply; Pricing.  The Company agrees to provide Company Products identified in Exhibit A hereto to Grifols for distribution pursuant to the terms of this Agreement.

3.2           Orders.  End users will place orders for the Company Products directly with Grifols.  Company will be responsible for shipping such Company Products directly to Grifols or to the end-users (as the ship-to address).  The orders will include an account number for such customer or end-user, with a ship-to address if the Company Products are shipped directly to the end-user.  The terms and conditions of this Agreement shall apply to all Purchase Orders submitted to Company for the Company Products, and shall supersede any different or additional terms on such Purchase Orders.

3.3           Minimum Purchase Requirements.  Subject to the terms of Section 4.1, Grifols shall be required to purchase each quarter during the initial five (5) year term of this Agreement, the following amounts of Products (the “Minimum Purchase Requirements”):

Dates		DR-70® Kit Minimums
From	To
September 20, 2009	November 30, 2009	Ramp up phase and DR-70 US launch for FDA cleared usage (i.e., intended use) 30
December 1, 2009	February 28, 2010
March 1, 2010	May 31, 2010	50
June 1, 2010	August 31, 2010	60
September 1, 2010	November 30, 2010	60
December 1, 2010	February 28, 2011	70
March 1, 2011	May 31, 2011	70
June 1, 2011	August 31, 2011	100
September 1, 2011	November 30, 2011	100
December 1, 2011	February 29, 2012	120

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March 1, 2012	May 31, 2012	120
June 1, 2012	August 31, 2012	150
September 1, 2012	November 30, 2012	150
December 1, 2010	February 28, 2013	180
March 1, 2013	May 31, 2013	180
June 1, 2013	August 31, 2013	210
September 1, 2013	November 30, 2013	210
December 1, 2013	February 28, 2014	250
March 1, 2014	May 31, 2014	250
June 1, 2014	August 31, 2014	280
Five Year Total		2,640

The parties shall meet at least thirty (30) days prior to the end of the initial five (5) year term to attempt to agree on the Minimum Purchase Requirements for the next five (5) years.  If the parties cannot agree on the per quarter Minimum Purchase Requirements for next five (5) years prior to the expiration of the initial five (5) year term, this Agreement shall automatically terminate at the end of the initial five (5) year term.  The same requirements and procedures shall apply for any subsequent renewal year terms.

3.4           Initial Purchase Order Terms.  Grifols shall submit an initial purchase order for 30 DR-70® kits by September 25, 2009 (“Initial Purchase Order”).  The Initial Purchase Order shall be accompanied by a deposit of twenty-five percent (25%) of the total purchase price and a second deposit of twenty-five percent (25%) of the Initial Purchase Order shall be due and payable on October 9, 2009.  The fifty percent (50%) balance due for each kit in the Initial Purchase Order shall be due on shipping to Grifols USA, LLC or designated end user (Grifols’ customer) as required by Section 4.2 below, except if delivery is made before October 9, 2009, as full payment is due prior to shipment.

3.5           Shipping/Delivery.  Company shall use its best commercial efforts to deliver the requested Company Products to Grifols’ warehouse facilities or end user, as detailed in Grifols’ written purchase order.  Orders are shipped C.I.F. destination, end-user (in the event of a drop-shipment) or Grifols’ warehouse.  Unless specified in Grifols’ order, Company will select the mode of shipment and the carrier.  Company will be responsible for and shall pay all packing, shipping, freight and insurance charges until the Company Products are delivered to the end-user or Grifols.  Company may seek reimbursement from Grifols for such packing, shipping, freight and insurance charges by issuing an appropriate invoice with detailed backup documentation to Grifols for payment.  Extra charges may apply for expedited delivery.  Company Products shall be returnable in accordance with Company’s Return of Goods Policy set forth in Section 3.7 below.  Company shall bear the risk of loss to the Company Products until delivered by Company or Company’s common carrier responsible for transporting the Company Products to Grifols’ warehouse facilities or end user, at which time, if delivered to Grifols’ warehouse facilities, the risk of loss shall pass to Grifols.

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3.6           Acceptance.  Upon delivery of the Company Products to Grifols hereunder, Grifols shall immediately inspect the delivered Company Products for damage and report any damage to sending party in writing within five (5) business days’ receipt of such Company Products.  Unless damage has been noted via the procedure specified in the Return Policy, the Company Products delivered to Grifols hereunder shall be deemed accepted by Grifols.  Except as otherwise provided in this Agreement, each party’s sole obligation with respect to any Company Products determined to be defective or non-conforming by Grifols shall be, at Grifols’ option, to replace Company Product according to the Return Policy.  Except for Company’s indemnification obligations set forth in Section 8.1.1, and except for circumstances involving Company’s gross negligence or intentional misconduct, the remedies in this Section 3.6 shall be Grifols’ sole remedy for the defective Company Product, as applicable.  If, however, such Company Product has been altered from its original state by Grifols, Grifols shall be deemed to have accepted the Company Product.

3.7           Return Policy.  Except in circumstances involving delivery of incorrect products from Company, or delivery of Company Products damaged in transit, Company Products are non-returnable and all sales are final.  In the event that one or more kits are believed to be defective, Grifols shall email Company explaining the alleged defect and the Lot Number and Part Number involved.  Company will perform its own test on the Lot and Part and make its own evaluation.  In the event that the kit is deemed to be defective, Company will either replace the defective Lot or Part or replace the entire kit(s) as it deems appropriate.

ARTICLE 4

RENEWAL PRICES AND PAYMENT

4.1           Pricing.  As of the Effective Date, the base price to be paid by Grifols for each DR-70® 96 well kit, excluding shipping, shall be Two Hundred Fifty Dollars ($250).  Such base price shall remain fixed for the initial twelve (12) month period of this Agreement. The price to be paid by Grifols for the Company’s Products in subsequent years shall be determined in the manner set forth herein.  The parties shall meet on an annual basis throughout the five year duration of this Agreement to negotiate, in good faith, the Products’ pricing and the Required Minimum Purchase Requirements for the next subsequent twelve (12) month period.  In no event shall the Product’s pricing for such subsequent twelve (12) month period be a price that is less than the Product pricing for the prior twelve (12) month period.  Such pricing shall be mutually agreed-upon no later than thirty (30) days prior to each year’s anniversary of the Effective Date of this Agreement.  In the event the parties cannot, after such good faith negotiations, agree on such subsequent twelve (12) month period’s pricing, the Agreement shall terminate upon the anniversary of the Effective Date (i.e., the expiration of the then-current twelve (12) month period).  Company agrees to provide a reasonable number of Product samples for Grifols’ or Company’s customers’ evaluations.  Grifols may, at its discretion, determine sale prices to its customers.

4.2           Payment Terms.  All Company Products shall be paid for within thirty (30) days after delivery, unless a different payment term is agreed upon by the Parties in writing prior to specific deliveries.  Balances not paid within thirty (30) days may, upon the discretion of Company, bear interest from the date of delivery until paid at the rate of 1.5% per month or the maximum rate permitted by applicable law, whichever is less, unless a portion of such balance is disputed by Grifols.  All undisputed sums shall be paid by Grifols in accordance with this Section 4.2.  If Grifols has billing questions, Grifols must notify Company’s Accounts Receivable Department within thirty (30) days of Grifols’ receipt of such disputed invoice, or said charges will apply.  In addition to the foregoing, in the event of such delinquent and unpaid balances, Company, at its discretion, may suspend shipment of future orders of its Company Products.  Grifols may request that the Company, at no charge, retain or store Company Products which have been ordered under any Purchase Order for up to two (2) months at the Company’s facilities.

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4.3           Currency Exchange.  Unless written instructions are otherwise exchanged, all payment hereunder shall be in United States Dollars currency.

4.4           Taxes and Duties.  The Company Products prices do not include taxes and other related charges.  Grifols agrees to pay, and to indemnify and hold Company harmless from, any and all of the following: sales, use or privilege taxes, excise or similar taxes, value added taxes, import and export taxes, duties, or assessments and any other related charged levied by any jurisdiction pertaining to the Company Products, other than taxes computed on the net income of Company.

ARTICLE 5

MARKETING & SALE OF PRODUCTS; COVENANTS OF GRIFOLS

5.1           Best Commercial Efforts.  Grifols shall use its best commercial efforts to promote, market, and sell reasonable quantities of Company’s Products in the Company Products Territory and to stimulate and increase interest in the Company Products in the Company Products Territory.  In particular, Grifols agrees to do the following to market and sell the Company’s Products:

5.1.1              Present and prominently represent the Company’s Products at appropriate conferences, tradeshows, and industry events;

5.1.2              Proactively market Company’s Products via Grifols’ existing customer base and  expand into new accounts when possible; and

5.1.3              Promote the Company’s Products through appropriate marketing campaigns as mutually agreed upon by the Parties.

5.2           Duties of Distributor.  Grifols hereunder shall use its best commercial efforts to perform such necessary distribution services, including but not limited to the following:

5.2.1              Adequate Business Facilities and Inventory.  Grifols shall maintain adequate facilities to market and sell the Company Products in the Company Products Territory.

                            5.2.2              Payment of Expenses.  Grifols shall pay all expenses associated with the conduct of its business, including, without limitation, all such costs for employee compensation and benefits, maintenance, and  insurance.

                            5.2.3              Sales Responsibilities/Advertising.  In accordance with Company’s written instructions, Grifols shall use and distribute appropriate advertising and technical literature for the Company Products to  effectively market such Company Products and inform customers of the technical aspects of such Company Products unique to such Company Products.  All such materials must be pre-approved in writing by the Company, which approval shall not be unreasonably withheld or delayed.

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                            5.2.4              Unauthorized Representations.  Grifols shall make no representation or guarantee to customers regarding the Company Products it is authorized to distribute hereunder or their delivery beyond those stated herein or as authorized in writing by Company.

                            5.2.5              Instruction Regarding Products.  Grifols shall instruct its customers as to the warranty, operation, use, maintenance, and care of the Company Products in accordance with the written instructions provided by Company.  It is expressly understood and agreed by the Parties that Grifols will not be offering and in no way shall be responsible for any warranty on any of the Company Products.

                           5.2.6              Forecast.  Grifols shall submit to Company and update on or about the first day of each month a twelve (12) month rolling forecast of Grifols’ intended purchases of Company Products in a format to be mutually determined by the parties.

                           5.2.7              Purchase orders.  Grifols shall submit its Purchase Orders in writing, to fax no. (714) 505-4464, electronically, and signed by an authorized representative of Grifols.  Unless otherwise agreed by the Company, all orders must have a shipping or delivery date not less than fourteen (14) days later than the date the order is placed.  Notwithstanding the foregoing, all orders are subject to acceptance by the Company based upon availability of Company Products.  The Company will use its best efforts to meet all Purchase Orders as long as such Purchase Orders are consistent with Grifols’ forecast for orders as set forth in paragraph 5.2.6 above.  Orders in excess of the forecast may be shipped by the Company when Products become available.

                           5.2.8              Compliance with Applicable Laws.  Grifols shall comply with all laws and regulations and requirements applicable to a third-party distributor of Company Products, and with all laws and regulations and requirements of governmental agencies having jurisdiction within the Company Products Territory.

5.3           Reports.  Grifols shall provide Company with such written and oral reports as Company may from time to time reasonably request on (i) the potential customers and market data for the marketing and sale of Company Products in the Company Products Territory; (ii) the activities performed by Grifols for Company; (iii) the names of potential customers contacted by Grifols, including the nature and result of such contact; and (iv) Company Products sales, including customer name, quantity, type, and price.  This information will be provided by Grifols to Company on a monthly basis and in a predetermined and mutually agreeable report format.  Grifols shall also maintain separate and detailed accurate and complete records of all transactions concerning the distribution services provided hereunder, including, but not limited to, such records that identify all customer purchases, and such records that possess the capability to notify all purchasers in the event of a corrective action.

5.4           Product Complaints.  If either Grifols or Company learns of any complaints/claims concerning the Company Products, the party learning of such complains or claims shall advise the other party within 24 hours by telephone, confirmed in writing within 3 business days thereafter.

5.5           Records.  At the reasonable and prior written request of Company hereunder, Grifols shall permit Company to examine Grifols records applicable to the obligations set forth in this Agreement, with such examination occurring during business hours and with reasonable frequency and written notice to Grifols to verify compliance with this Agreement.

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5.6           Recalls or Corrective Actions.  Grifols shall fully cooperate with Company in any decision to by Company with respect to Company Products, to recall, retrieve and/or replace its Company Products.  All costs and expenses associated with such recalls and corrective actions shall be borne solely by Company.

5.7           Licenses.  Grifols represents and warrants that it has the necessary legal authority under its licenses and applicable law to perform the distribution activities hereunder.

5.8           Compliance.  Grifols shall comply with all applicable laws, rules and regulations in connection with the activities contemplated by this Agreement.  The parties further agree to use their best efforts to negotiate and execute any amendments hereto that may be deemed necessary or appropriate to maintain compliance with any applicable laws, rules, regulations, orders or injunctions applicable to either party.

5.9           No Alteration.  Each party shall not remove, obliterate, or in any other manner affect, any trademark, trade name, certification mark, testing seal, means of identification, instructional or safety warning, or other marking of the other, whether affixed to the Company Products or otherwise.  Grifols shall not make any changes in the literature, warnings, labels or advertising under which Company prescribes that the Company Products are to be sold without Company’s prior written authorization, and Company shall deliver to Grifols all such literature, warning, labels and materials to be provided by Grifols to its customers.

ARTICLE 6

CUSTOMER TRAINING AND TECHNICAL SUPPORT

6.1           Training.  Grifols shall be responsible for training the customers purchasing Company Products hereunder on the proper use of Grifols’ instruments when used with Company Products.  All other training with respect to the Company Products shall be the sole responsibility of Company.

6.2           Customer Support.  Company shall cooperate with Grifols to develop a training protocol for Grifols’ personnel.

6.3           Company Representative Participation.  For specific training or marketing activities, including, but not limited to, Grifols sales staff training events, significant reagent purchases, national conferences and regional seminars, Grifols and Company shall plan and execute these activities with mutual participation and upon mutual agreement.  Company and Grifols will each be responsible for their respective representatives’ travel costs incurred for these specific activities.

ARTICLE 7 – REPRESENTATIONS/WARRANTIES

7.1           General Warranty.  COMPANY WARRANTS THAT THE COMPANY PRODUCTS WILL, AT ALL TIMES DURING THE TERM OF THIS AGREEMENT, COMPLY WITH ALL APPLICABLE FEDERAL, STATE, AND LOCAL REGULATIONS AND LAWS, AND ARE FREE FROM DEFECTS IN DESIGN, MATERIALS, AND WORKMANSHIP.  IN ADDITION TO ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AS ESTABLISHED BY APPLICABLE LAW, COMPANY EXPRESSLY REPRESENTS AND WARRANTS THAT THE PRODUCTS PROVIDED TO GRIFOLS FOR DISTRIBUTION HEREUNDER AND EVERY ELEMENT THEREOF, AND THE USE OF SUCH PRODUCTS IN THE CUSTOMARY MANNER OR IN A MANNER SUGGESTED OR RECOMMENDED BY COMPANY OR IN A MANNER INTENDED BY GRIFOLS AND WHICH IS KNOWN TO COMPANY, DO NOT INFRINGE ON ANY PATENT, TRADEMARK, OR COPYRIGHT.  NO PERSON IS AUTHORIZED TO MAKE ANY OTHER REPRESENTATION OR WARRANTY CONCERNING THE COMPANY PRODUCTS OTHER THAN AS PROVIDED IN THIS SECTION.  ALL REPRESENTATIONS AND WARRANTIES OF COMPANY MADE HEREUNDER SHALL RUN TO GRIFOLS’ SUCCESSORS, ASSIGNS, CUSTOMERS, AND USERS, AS APPROPRIATE.

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7.2           Limitation of Liability.  EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 8.1 OF THIS AGREEMENT, AND CIRCUMSTANCES INVOLVING COMPANY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, GRIFOLS AND COMPANY AND/OR THEIR RESPECTIVE AFFILIATES’ LIABILITY TO THE OTHER PARTY HEREUNDER OR ANY THIRD PARTY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PRODUCTS WILL BE LIMITED TO THE TOTAL PAYMENTS MADE BY THE DISTRIBUTING PARTY TO THE OTHER PARTY FOR THE COMPANY PRODUCTS, ORDERED IN THE 12 MONTHS IMMEDIATELY PRECEDING THE FIRST OCCURRENCE OF THE EVENTS GIVING RISE TO SUCH LIABILITY.

7.3           Consequential Damages Waiver. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT TO THE CONTRARY, AND EXCEPT FOR CIRCUMSTANCES INVOLVING COMPANY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, GRIFOLS AND COMPANY AND/OR THEIR RESPECTIVE AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, OR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION, WHETHER CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, INCURRED BY THE OTHER PARTY, EVEN IF GRIFOLS OR COMPANY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 8

INDEMNIFICATION

8.1           Indemnification.

                           8.1.1              Company shall defend, indemnify and hold harmless Grifols, its affiliates, and all agents, employees, officers and directors thereof (collectively, the “Grifols Indemnified Parties”) from and against any liability, loss, damage, cost, expense (including reasonable attorney’s fees), claim, suit or proceeding made against one or more of the Grifols Indemnified Parties arising from or relating to (i) any claims, warranties or representations made by Company with respect to the Company Products; (ii) any negligence, misrepresentation, error or omission on the part of Company; and (iii) any breach by Company of any of its warranties, representations and obligations hereunder.

                            8.1.2              Grifols shall indemnify, defend and hold Company and its officers, employees, agents, representatives, Affiliates and their respective successors and assigns (collectively, “Company Indemnified Person(s)”) harmless from and against any liabilities asserted against any Company Indemnified Person arising out of, attributable to, or in connection with any breach by Grifols of any of Grifols’ representations, warranties or obligations under this Agreement.

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ARTICLE 9

INSURANCE

9.1           Insurance.

                            9.1.1              Each Party shall obtain and maintain during the term of this Agreement general liability insurance in the amount of at least Two Million Dollars ($2,000,000) per occurrence, issued by a reputable insurance carrier reasonably acceptable to the other party.

                            9.1.2              Company’s insurance hereunder shall include, but shall not be limited to, Product Liability Insurance, in the amount of no less than Two Million Dollars ($2,000,000) in the aggregate.  Upon request, such Party shall provide to the other party a certificate of insurance issued by the insurance carrier verifying the issuance of the required insurance policy.  Company shall identify Grifols as an additional named insured on Company’s policy(ies) procured and maintained in accordance with this Section 9.1.2.

ARTICLE 10

TERM AND TERMINATION

10.1           Term.  This Agreement shall become effective as of the Effective Date, and unless earlier terminated under this Article, this Agreement shall end on July 19, 2014.  Unless otherwise set forth herein, this Agreement shall thereafter automatically renew for additional terms of one year each if the parties timely agree on the Required Minimum Purchasers and Product pricing for each subsequent year.

10.2           Termination Without Cause.  Either Party may terminate this Agreement without cause and at any time after the second (2nd) anniversary of the Effective Date upon serving one (1) calendar year’s prior written notice to the other Party.  For the sake of clarity, the earliest either Party may so terminate this Agreement without cause pursuant to this Section 10.2 is on the third (3rd) anniversary of the Effective Date.

10.3           Other Rights of Termination.  Either Party may terminate this Agreement upon written notice to the other Party upon the occurrence of any of the following events:

10.3.1              any material breach of this Agreement;

                            10.3.2              if either Party shall be restrained, prevented or hindered for a continuous period of sixty (60) days from transacting a substantial part of its business by reason of a judgment, decree, order, rule or regulation of any court, or of any administrative or governmental authority or agency; or

                            10.3.3              if either Party shall become subject to any action or proceeding in the nature of a bankruptcy proceeding under United States or other law or shall make an arrangement with its creditors, or shall make an assignment for the benefit of its creditors, or a receiver, custodian, trustee, liquidator or comparable officer shall be appointed for such Party or its business.

10.4           Effect of Termination.  Upon any expiration or termination of this Agreement:

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10.4.1              Neither party shall thereby be discharged from any liability or obligation to the other party which became due or payable prior to the effective date of such expiration or termination;

10.4.2              Those Sections of this Agreement which by their nature extend beyond termination, including but not limited to those in Articles 8 (“Indemnification”) and 11 (“General Provisions”) shall continue;

                            10.4.3              Grifols’ appointment as an authorized distributor of Company as more fully set forth herein shall immediately terminate, and Grifols shall immediately cease any representations that it is an authorized distributor;

                             10.4.4              Grifols will, upon request by Company, transfer to Company any product registrations, licenses or permits or other similar items which may have been obtained in the name of Grifols, or jointly in the name of Company and Grifols, pursuant to this Agreement; and

10.4.5              The payment date of all monies due to one party by the other party shall automatically be accelerated so that they shall become due and payable on the effective date of expiration or termination.

ARTICLE 11

GENERAL PROVISIONS

11.1           Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns, but shall not be assignable by Grifols without the prior written consent of Company, which shall not be unreasonably withheld or delayed, unless such assignment by Grifols is to an affiliate, subsidiary, or parent corporation of Grifols.

11.2           Choice of Law; Venue.  This Agreement will be governed by and construed according to the laws of the State of California, U.S.A., without regard to that body of law controlling conflicts of laws.

11.3           Amendment.  This Agreement may be amended or supplemented only by a writing that refers explicitly to this Agreement and that is signed on behalf of both parties.

11.4           Waiver.  No waiver will be implied from conduct or failure to enforce rights.  No waiver will be effective unless in writing signed on behalf of the party against whom the waiver is asserted.

11.5           Force Majeure.  Neither party will have the right to claim damages or to terminate this Agreement as a result of the other party’s failure or delay in performance due to circumstances beyond its reasonable control (except for obligations relating to fees payable under this Agreement) including, but not limited to, labor disputes, strikes, lockouts, shortages of or inability to manufacture or obtain the Company Products hereunder, labor, energy, components, raw materials or supplies, war, riot, insurrection, epidemic, acts of God, or governmental action not the fault of the nonperforming party.

11.6           Severability.  If any provision of this Agreement is held unenforceable or invalid by a court of competent jurisdiction, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole.  Rather, such provision shall be stricken from this Agreement and the remaining provisions shall be fully enforceable.

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11.7           Notices.  All notices shall be in writing and shall be by personal delivery, or by certified or registered mail, return receipt requested, and deemed given upon personal delivery, or five (5) days after deposit in the mail.  Notices shall be sent to the addresses set forth below or such other address as either party may specify in writing:

Grifols:

Grifols USA, LLC
2410 Lillyvale Avenue
Los Angeles, California 90032
Attn:  Legal Department

Company:

AMDL Diagnostics, Inc.
2492 Walnut Avenue, Suite 100
Tustin, California  92780
Attn:  Akio Ariura, Chief Operating Officer

11.8           Relationship of Parties; Use of Names.  The parties to this Agreement are independent contractors.  Neither party has authority to bind the other or to incur any obligation on the other party’s behalf.  Neither party will use the name of the other party except as necessary to comply with any applicable regulations.

11.9           Confidentiality.  The parties to this Agreement respect the confidentiality of its contractual relationships.  Each party agrees to not disclose any confidential information received from the other party in connection with this Agreement to any third party unless (i) such disclosure is approved in writing by the non-disclosing party or (ii) such disclosure is required by law or governmental regulation and the party requested to disclose such information has notified the other party in advance in writing.  Neither party shall have any obligation with respect to the confidential information of the other party if (i) at the time of receipt, such information is in the public domain or subsequently enters the public domain without fault of the receiving party, (ii) at the time of receipt, the information was already known to the receiving party as evidenced by appropriate written records, (iii) such information becomes available to the receiving party from a bona-fide third-party source other than the disclosing party provided that such third-party source is not bound to any confidentiality obligations to the disclosing party; and (iv) such information is independently developed by the receiving party, as documented by appropriate written records.  Upon termination or expiration of this Agreement, the receiving party shall cease all use of the other party’s confidential information and, if requested, return all confidential information received.  The obligations set forth in this Section 11.9 shall continue beyond the termination or expiration of this Agreement, and for so long as either party possesses confidential information of the other party.

11.10           Arbitration.  Any disputes arising under this Agreement will be submitted to binding arbitration through the American Arbitration Association.  Each party shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator so that the three arbitrators shall govern the arbitration process and issue decisions that shall be binding upon the parties.  Any such arbitration shall take place in Los Angeles, California.

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11.11           Legal Fees.  In the event of any legal action, arbitration or other proceeding arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred therein, in addition to any other relief to which it may be entitled.

11.12           Audit Rights.  At the reasonable and prior written request of Grifols to Company hereunder, Company shall permit Grifols to examine Company’s records applicable to the obligations set forth in this Agreement, with such examination occurring during business hours and with reasonable frequency and written notice to Company, to allow Grifols to verify Company’s compliance with this Agreement.

11.13           Entire Agreement.  This Agreement, including all exhibits to this Agreement, which are hereby incorporated by reference, represents the entire agreement between the parties relating to its subject matter and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral.

11.14           Authority to Execute.  Each of the undersigned represents and warrants that he/she has the right, legal capacity and authority to enter into this Agreement and that the execution of this Agreement has been authorized by the party on whose behalf the undersigned is executing this Agreement.

GRIFOLS USA, LLC		AMDL DIAGNOSTICS, INC.

By:	/s/	By:	/s/
	William Stopher, President & CEO		Akio ariura, Chief Operating Officer

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EXHIBIT A

COMPANY PRODUCTS

Catalog Number DR2102: AMDL-ELISA DR-70® (FDP) FOR  US FDA APPROVED USAGE. Micro-titer plate based in vitro 96 well diagnostic kit.*

*Catalog number(s) will be revised as necessary to reflect next generation, improvements to current versions, new products, and new IVD Indications as identified and registered with the FDA.

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